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EXHIBIT 8

INFINEON TECHNOLOGIES AG

Significant Subsidiaries and Associated Companies
As of September 30, 2002

Name and Location of Company	Share in capital
EUPEC Europäische Gesellschaft für Leistungshalbleiter mbH, Warstein-Belecke, Germany	100%
Guardeonic Solutions AG, Munich, Germany	100%
Infineon Technologies Dresden GmbH & Co. OHG, Dresden, Germany	100%
Infineon Technologies SC 300 GmbH & Co. KG, Dresden, Germany	87%
Infineon Technologies Austria AG, Villach, Austria	100%
Infineon Technologies-Fabrico de Semicondutores, Portugal S.A., Vila do Conde, Portugal	100%
Infineon Technologies France S.A.S., Saint Denis, France	100%
Infineon Technologies Holding B.V. Rotterdam, Netherlands	100%
Infineon Technologies Trutnov s.r.o., Trutnov, Czech Republic	100%
Infineon Technologies Wireless Solutions Sweden AB, Stockholm, Sweden	100%
Infineon Technologies Catamaran, Inc., Wilmington Delaware, USA	100%
Infineon Technologies Holding North America Inc., Wilmington Delaware, USA	100%
Infineon Technologies North America Corp., Wilmington Delaware, USA	100%
Infineon Technologies Richmond LP, Wilmington Delaware, USA	100%
Infineon Technologies (Advanced Logic) Sdn. Bhd., Malacca, Malaysia	100%
Infineon Technologies Asia Pacific Pte. Ltd., Singapore	100%
Infineon Technologies (Integrated Circuit) Sdn. Bhd., Malacca, Malaysia	100%
Infineon Technologies (Malaysia) Sdn. Bhd., Malacca, Malaysia	100%
Infineon Technologies Japan K.K., Tokio, Japan	100%
ALTIS Semiconductor S.N.C, Essonnes, France	50.0%
ProMOS Technologies Inc., Hsinchu, Taiwan	29.9%
UMCi Pte. Ltd., Singapore	31,7%

        An extended list of all subsidiaries and associated companies is on file at the Commercial Register of Munich, Germany, under the number HRB 126 492.

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  EXHIBIT 8